Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 24, 2017, relating to the financial statements and financial statement schedules of AXIS Capital Holdings Limited and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in the Annual Report on Form 10-K of AXIS Capital Holdings Limited and subsidiaries for the year ended December 31, 2016.

/s/ Deloitte Ltd.

Hamilton, Bermuda

May 8, 2017